Exhibit 99.1

Restoration Hardware, Inc. Reports First Quarter Results

Corte Madera, Calif., May 25, 2006— Restoration Hardware, Inc. (NASDAQ: RSTO) today announced its financial results for the first quarter ended April 29, 2006. Earnings were consistent with the Company’s guidance issued on March 30, 2006. Results include the following:

First Quarter ended April 29, 2006

•                  Net revenue for the first quarter increased 14 percent to $133.4 million compared to net revenue of $117.5 million for the same period last year.

•                  Comparable store sales increased 4.0 percent for the first quarter against a 5.0 percent increase for the same period last year.

•                  Direct-to-customer revenue increased 29 percent to $42.3 million in the first quarter compared to a 50 percent increase in the same period last year.

•                  Loss from operations improved to $3.5 million for the first quarter compared to a loss from operations of $4.3 million for the same period last year. The loss from operations for the first quarter of fiscal 2006 included a $0.9 million non-cash charge associated with the expensing of stock options as required by SFAS 123R during the quarter.

•                  The net loss for the first quarter was $4.9 million, inclusive of the $0.9 million non-cash charge associated with the expensing of stock options required under SFAS 123R. The fiscal 2006 first quarter results did not include any income tax benefit as a result of the Company’s establishment of a valuation allowance against the Company’s net deferred tax asset. In the same period last year, the net loss was $3.1 million inclusive of a net $2.1 million tax benefit.

•                  Net loss per share in the first quarter was $0.13. The net loss includes a non-cash charge of approximately $0.02 per share associated with the expensing of stock options required under SFAS 123R. In the same period last year, the loss was $0.09 per share, inclusive of recording a tax benefit of $0.06 per share.

•                  Inventory was $194.6 million at the end of the first quarter compared to $144.2 million in the same period last year due to planned growth and the acceleration of in-transit orders for the second quarter as part of our efforts to improve in-stock positions for seasonal transitions. This has created a variance in the timing comparison of year over year inventory levels at the end of each quarter, but does not effect overall inventory investments for the year. The Company expects to end the year with inventories up 5 to 10 percent year over year versus a sales increase of 18 to 22 percent.

Gary Friedman, the Company’s President, Chief Executive Officer and Chairman, stated, “We are pleased with our results for the quarter as we significantly improved our operating results year over year. Our direct revenues grew 29 percent in the quarter on top of a 50 percent increase in the same period last year due in part to customer response to our first category extension, the Restoration Hardware outdoor catalog introduced in March. Our retail business delivered a solid 4.0 percent comparable store increase on top of a 5.0 percent increase in the first quarter last year. The 4.0 percent comparable store sales increase was ‘revenue deferral neutral’ as the expected pick up in comparable store sales of 2 to 3 percent from a reduction in revenue and order deferral was not realized due to a greater than anticipated revenue deferral at the end of the first quarter due to the strength of our furniture business.”

Mr. Friedman continued, “Our business continues to be healthy as sales trends accelerate in the second quarter. We expect retail comparable store sales to increase in the mid single-digits versus a 5.6 percent increase last year and direct to customer sales to increase 35-40 percent against a 50 percent increase last year. We remain on-track against our objective of full-year revenue growth of 18 to 22 percent and operating margins of 1.5 percent to 2.0 percent, inclusive of the estimated impact of adopting SFAS 123R.”

Guidance

The Company provides the following guidance for the second quarter 2006:

•                  Total revenue growth of 17 to 20 percent over the second quarter last year.

•                  Increase in comparable store sales of mid single digits versus a 5.6 percent increase in the second quarter of last year.

•                  Direct to customer revenue increase of approximately 35 to 40 percent versus a 50 percent increase in the second quarter of last year.

•                  Profit from operations of between a loss of $1.0 million and earnings of $1.0 million, which includes a charge of approximately $0.6 million attributable to the adoption of SFAS 123R. Loss from operations in the second quarter of fiscal 2005 was $3.2 million.

•                  The weighted average share count is estimated at approximately 39 million shares compared to 33 million shares in the prior year, due to the conversion of our preferred stock in July 2005.

•                  Quarter-end inventory increase of approximately 25 to 35 percent from the second quarter last year due to the planned acceleration of receipts for the third quarter seasonal transition.

•                  Due to the valuation allowance provided against the Company’s net deferred tax assets, income tax benefits or expense will be negligible in the second quarter.

•                  Loss per share will be in the range of ($0.07) to ($0.02) per share, which includes a charge of approximately $0.02 per share attributable to the adoption of SFAS 123R. Fiscal 2005 second quarter loss per share was ($0.07) per share and included a tax benefit of $0.05 per share.

The Company provides the following guidance for the full-year 2006:

•                  Total revenue growth of 18 to 22 percent over the fiscal year 2005.

•                  Increase in comparable store sales of low to mid single digits over the same period last year.

•                  Direct to customer revenue increase of 35 to 40 percent from fiscal year 2005.

•                  Operating margins of 1.5 to 2.0 percent, which includes a charge of approximately $3.0 million, or 0.4 percent, attributable to the adoption of SFAS 123R.

•                  The weighted average diluted share count estimated at approximately 40 million.

•                  Year-end inventory increase of 5 to 10%.

•                  Income tax expense for the year will be approximately $1 million.

Non-GAAP Financial Measures

This release makes reference to certain financial measures that are non-GAAP, including (i) the non-cash charge of $0.02 per share for the first quarter of fiscal 2006 for stock based compensation expense associated with adopting SFAS 123R, (ii) the income tax benefit of $0.06 per share and $0.05 per share recorded for the first quarter of fiscal 2005 and the second quarter of fiscal 2005, respectively, and (iii) revenue and order deferrals. The Company believes that the use of these non-GAAP financial measures allows management and investors to evaluate and compare the Company’s operating results in a more meaningful and consistent manner. The most-closely analogous GAAP financial measure to the first quarter of fiscal 2006 non-cash charge of $0.02 per share is the Company’s net loss of $0.13 per share for the first quarter of fiscal 2006. The most-closely analogous GAAP financial measure to the income tax benefit of $0.06 per share for the first quarter of fiscal 2005 is the Company’s net loss of $0.09 per share for such quarter, and the most-closely analogous GAAP financial measure to the income tax benefit of $0.05 per share for the second quarter of fiscal 2005 is the Company’s net loss of $0.07 per share for such quarter.

“Total revenue and order deferral” represents the combination of backorders, special orders, and in-transit orders.

“Backorders” represent products that have been ordered by customers but are out of stock.

“Special orders” represent products that are made-to-order by customers and therefore are not in-stock at the time the order is taken.

“In-transit deferred revenue orders” represent items that have been billed and shipped to the customer but have not yet been delivered at the period end. These are included in the balance sheet under “deferred revenue and customer deposits.”

Conference Call:

The Company’s first quarter conference call is scheduled for today, Thursday, May 25, 2006. Following the release via the wire services, the Company will host a conference call beginning at 5:00 PM Eastern Time which can be accessed using the Dial-in Number: 800.362.0653 or via live web cast at: http://www.videonewswire.com/event.asp?id=34125

If you are unable to participate during the live web cast, a playback of the conference call will be available via the Internet at: http://reports.visualwebcaster.com/Report.aspx?eventID=34125&pwd=TTC26   beginning at 7:00 PM Eastern Time on Thursday, May 25, 2006. A web cast replay of the call will be available at www.restorationhardware.com under “Investor Relations” or by Dial-in Number: 800.839.5493 until June 2, 2006.

About Restoration Hardware, Inc.:

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bathware, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of May 25, 2006, the Company operated 103 retail stores and seven outlet stores in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements concerning or relating to the Company’s anticipated full year revenue growth and operating margins, statements concerning guidance for the second quarter and full fiscal year of fiscal 2006, statements relating to revenue growth, comparable store sales, direct to customer sales, earnings, weighted average share count and inventory for the second quarter of fiscal 2006, statements concerning the anticipated impact of SFAS 123R on the Company’s results for the second quarter of fiscal 2006, statements relating to the implications of the Company’s revenues, sales and financial results for the first quarter of fiscal 2006, and other statements containing words such as “expects” and words of similar import or statements of management’s opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-K for the fiscal year ended January 28, 2006 in Part I, Item 1 thereof (“Business”) under the caption “Competition,” in Part I, Item 1A thereof (“Risk Factors”), in Part II, Item 7 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Revenue and Segment Results,” “Expenses,” “Liquidity and Capital Resources,” and “Critical Accounting Policies” and in Part II, Item 9A thereof (“Controls and Procedures”). Guidance offered by the Company represents a point-in-time estimate made by management of the Company. The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release. With respect to any statements concerning revenue deferrals, there is inherent risk to the realization of revenue deferrals and the amount of revenue deferrals can fluctuate from quarter to quarter based upon a variety of factors including our order mix, our in stock position, rates of order cancellation and our ability to ship goods to the customer. Revenue deferral represents the combination of backorders, special orders and in-transit orders.

Contact:

Restoration Hardware, Inc.
Gary Friedman

President and Chief Executive Officer
(415) 924-1005
(415) 945-7264 (fax)

RESTORATION HARDWARE, INC.

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share and store data)

	13 weeks ended		13 weeks ended
	4/29/06	% of Net Revenue	4/30/05	% of Net Revenue

Retail net revenue	$91,060	68.3%	$84,677	72.1%
Direct-to-customer net revenue	42,320	31.7%	32,788	27.9%
Total net revenue	133,380	100.0%	117,465	100.0%

Cost of revenue and occupancy	88,495	66.3%	81,823	69.7%
Gross profit	44,885	33.7%	35,642	30.3%

Selling, general and administrative expense	48,353	36.3%	39,986	34.0%

Loss from operations	(3,468)	(2.6)%	(4,344)	(3.7)%

Interest expense, net	(1,424)	(1.1)%	(825)	(0.7)%

Loss before income taxes	(4,892)	(3.7)%	(5,169)	(4.4)%

Income tax (expense) benefit	(21)	(0.0)%	2,056	1.7%

Net loss	$(4,913)	(3.7)%	$(3,113)	(2.7)%

Loss per share of common stock, basic and diluted	$(0.13)		$(0.09)

Weighted average shares outstanding, basic and diluted	37,773		33,110

Comparable store sales growth	4.0%		5.0%
Retail stores open at end of period	103		102
Total selling square footage at end of period	685,672		676,520

RESTORATION HARDWARE, INC.

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	4/29/06	1/28/06	4/30/05
ASSETS
Current assets:
Cash and cash equivalents	$2,260	$1,990	$1,879
Accounts receivable	9,175	5,884	6,800
Merchandise inventories	194,628	158,647	144,152
Prepaid expense and other current assets	17,633	9,590	19,875

Total current assets	$223,696	$176,111	$172,706
Property and equipment, net	91,449	92,360	80,192
Goodwill	4,560	4,560	4,560
Deferred tax assets, net	—	—	18,688
Other assets	1,343	1,237	2,766
Total assets	$321,048	$274,268	$278,912

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$77,626	$62,818	$50,722
Line of credit, net of debt issuance	—	—	52,390
Deferred revenue and customer deposits	14,178	8,304	8,966
Other current liabilities	17,197	17,506	12,412
Total current liabilities	109,001	88,628	124,490
Long-term debt, net of debt issuance	88,065	58,126	—
Deferred lease incentives	26,667	27,465	29,419
Deferred rent	20,160	19,866	20,218
Other long-term obligations	660	51	92

Total liabilities	244,553	194,136	174,219
Commitments and contingencies
Series A redeemable convertible preferred stock	—	—	8,331

Stockholders equity:
Common stock	4	4	3
Additional paid-in capital	170,290	169,187	159,532
Accumulated other comprehensive income	1,183	1,010	702
Accumulated deficit	(94,982)	(90,069)	(63,875)
Total stockholders’ equity	76,495	80,132	96,362
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$321,048	$274,268	$278,912

Common stock issued and outstanding at end of period	37,810	37,763	33,156